Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 31, 2022, with respect to the financial statements of Lincoln Benefit Life Company in the Registration Statement (Form S-1 No. 333-261580) and related Prospectus of the Lincoln Benefit Life Variable Annuity Account dated March 31, 2022.
/s/Ernst & Young LLP

Chicago, IL
March 31, 2022